Exhibit 99.2

NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD FIRST QUARTER RESULTS

-- 1Q ‘07 Comparable Sales Increase 7 Percent --
-- 1Q ‘07 Earnings Increase 35 Percent --
-- Raises Earnings Outlook for Fiscal 2007 --

SUFFERN, NY - NOVEMBER 28, 2006 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal first quarter ended October 28, 2006.

First Quarter Results

Net sales for the thirteen-week period ended October 28, 2006 increased 12% to a record first quarter of $358.4 million compared to last year’s $318.9 million for the same quarterly period ended October 29, 2005. Comparable store sales for the fiscal first quarter increased 7%; driven by increases of 10% from its dressbarn stores and 2% from its maurices stores.

Net earnings for the fiscal first quarter ended October 28, 2006 increased 35% to a record level of $27.4 million, or $0.40 per diluted share, compared to $20.4 million, or $0.32 per diluted share in the year-ago quarter.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “Our business continues to show strong momentum despite increasingly difficult comparisons. We are very pleased to have again delivered record sales and earnings. Our merchandise mix continues to be on the mark and this past first quarter marks our eleventh consecutive quarter of comparable store sales increases.

Mr. Jaffe continued, “The dressbarn and maurices brands are each performing well and growing stronger. Our fall assortments have shown excellent initial sell-throughs and contributed favorably to our margins. We believe that the level and composition of our inventory is on-target for the upcoming Holiday season and we expect our trend to continue into the second quarter. This strong start positions us well for the year ahead, and we are increasingly confident in our ability to achieve our financial objectives.”

Earnings Outlook For Fiscal 2007

As a result of the record first quarter earnings performance, the Company has raised its earnings guidance per diluted share for the full fiscal year ending July 28, 2007 to the range of $1.30 to $1.35 from its previous earnings guidance of $1.25 to $1.30 per diluted share. This estimate is based upon certain key assumptions previously announced, including achieving a comparable store sales increase in the range of 4% for the remainder of the fiscal year.

Conference Call Information

The Company will host a conference call today, November 28, 2006 at 4:30 PM Eastern Time to review its fiscal first quarter financial results followed by a question and answer session. Parties interested in participating in the conference call should dial-in approximately ten minutes prior to the conference call at (617) 213-8845, the passcode is 98884240. The conference call will also be simultaneously broadcast at www.dressbarn.com. A recording of the conference call will be available shortly after its conclusion and until December 15, 2006 by dialing (617) 801-6888, the passcode is 45337331.

About Dress Barn, Inc.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 28, 2006, the Company operated 810 dressbarn stores in 45 states and 561 maurices stores in 41 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006.

The conference call will be recorded on behalf of Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:      Dress Barn, Inc.
Investor Relations
(845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings - Unaudited
Amounts in thousands except per share amounts

	First Quarter Ended
	October 28,		October 29,
	2006		2005

Net sales	$358,438	100.0%	$318,889	100.0%
Cost of sales, including
Occupancy and buying costs	209,516	58.5%	186,774	58.6%
Gross profit	148,922	41.5%	132,115	41.4%
Selling, general and
Administrative expenses	93,728	26.1%	84,740	26.6%
Depreciation expense	10,837	3.0%	10,305	3.2%

Operating income	44,357	12.4%	37,070	11.6%

Interest income	1,380	0.4%	150	0.0%
Interest expense	(1,231)	-0.3%	(1,708)	-0.5%
Other income	372	0.1%	381	0.1%
Earnings before provision for income taxes	44,878	12.5%	35,893	11.3%
Provision for income taxes	17,460	4.9%	15,525	4.9%
Net earnings	$27,418	7.6%	$20,368	6.4%
Earnings per share:
Basic:	$0.45		$0.34
Diluted:	$0.40		$0.32
Weighted average shares outstanding
Basic:	61,609		60,540
Diluted:	69,352		63,411

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
Amounts in thousands

	October 28,	October 29,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$43,806	$49,075
Marketable securities and investments	133,828	23,117
Merchandise inventories	173,608	166,500
Deferred taxes	6,459	-
Prepaid expenses and other	17,872	12,673
Total Current Assets	375,573	251,365
Property and Equipment, net	240,493	231,344
Intangible Assets, net	109,937	110,982
Goodwill	130,656	132,566
Other Assets	17,950	15,834
TOTAL ASSETS	$874,609	$742,091

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable-trade	$101,906	$100,020
Accrued salaries, wages and related expenses	41,591	38,025
Other accrued expenses	43,763	38,505
Customer credits	16,450	13,804
Income taxes payable	18,218	12,806
Deferred tax liability	-	2,972
Current portion of long-term debt	1,164	1,104
Total Current Liabilities	223,092	207,236
Long-Term Debt	144,454	145,618
Deferred Rent and Other	56,253	45,372
Deferred Tax Liability	11,493	6,542
Shareholders' Equity	439,317	337,323
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$874,609	$742,091